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                                  EXHIBIT 4.2
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                            STOCK OPTION AGREEMENT

                 FOR INCENTIVE STOCK OPTIONS UNDER SECTION 422
                         OF THE INTERNAL REVENUE CODE
                                PURSUANT TO THE

                      THE PEOPLES BANCTRUST COMPANY, INC.
                            1992 STOCK OPTION PLAN

     STOCK OPTION for a total of ____ shares of Common Stock, par value $.10 per share (the "Common Stock"), of The Peoples BancTrust Company, Inc. (the "Company"), which Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, is hereby granted to ________________________ (the "Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the 1992 Stock Option Plan (the "Plan") adopted by the Company which is incorporated by reference herein, receipt of which is hereby acknowledged.

     1.     Option Price. The option price is $____ for each share, being
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100%/1/ of the fair market value, as determined by the Board of Directors, of the Common Stock on the date of grant of this option.

     2.     Exercises of Option. This Option shall be exercisable in accordance
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with provisions of the Plan as follows:

            (i)  Schedule of rights to exercise.
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
         Years of Continous Employment                           Percentage of Total Shares Subject to Option
         After Date of Grant of Option                                      Which May Be Exercised
--------------------------------------------                    ----------------------------------------------

Upon Grant                                                                    _______________ %

1 year but less than 2 years                                                  _______________ %

2 years but less than 3 years                                                 _______________ %

3 years but less than 4 years                                                 _______________ %

4 years but less than 5 years                                                 _______________ %

Over 5 years                                                                  _______________ %

            (ii) Method of Exercise. This Option shall be exercisable by a
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written notice by the Optionee which shall:

               (a) State the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

               (b) Contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

               (c) Be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

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/1/  110% in the case of an Optionee who owns shares representing more than 10%
of the outstanding common stock of the Company on the date of grant of this Option.
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               (d)  Be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by (i) certified or bank cashier's or teller's check, (ii) Common Stock, or (iii) a combination of (i) and (ii), as determined by the Board of Directors. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

            (iii) Restrictions on exercise; Securities registration. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation, including such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities laws. The Optionee shall agree to hold the shares acquired by his exercise of the Option for investment and not with a view to resale or distribution thereof to the public. In the event that the Company shall nevertheless deem it necessary or appropriate to register the shares to be acquired by the Optionee under the Securities Act of 1933 and any applicable state securities law, or to qualify such shares for an exemption from such registration requirements, then the Company shall take such action at its own expense prior to delivery of such shares.

     3.     Withholding.  The Optionee hereby agrees that the exercise of the
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Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state or local law on account of such exercise.

     4.     Non-transferability of Option. This option may not be transferred in
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any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

     5.     Term of Option. This Option may not be exercisable for more than
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_______/2/ years from the date of grant of this Option, as stated below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.



                                         THE PEOPLES BANCTRUST COMPANY, INC.

                                         By:
                                            -----------------------------------

                                         Attest:
                                                 ------------------------------
-------------------
Date of Grant


(Seal)

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/2/ No more than ten years; five years in the case of an Optionee who owns shares representing more than 10% of the outstanding Common Stock of the Company on the date of grant of this Option.

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